UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2007 (October 2, 2007)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 2, 2007, Alcoa Inc. (“Alcoa”) entered into a Five-Year Revolving Credit Agreement, dated as of October 2, 2007 (the “Credit Agreement”), among Alcoa, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and Barclays Bank PLC, as syndication agent. The Credit Agreement provides a $3.25 billion senior unsecured revolving credit facility (the “Credit Facility”), the proceeds of which are to be used to provide working capital or for other general corporate purposes of Alcoa, including support of Alcoa’s commercial paper program. Subject to the terms and conditions of the Credit Agreement, Alcoa may from time to time request increases in lender commitments under the Credit Facility, not to exceed $500 million in aggregate principal amount, and may also request the issuance of letters of credit, subject to a letter of credit sublimit of $500 million under the Credit Facility.

The Credit Facility matures on October 2, 2012, unless extended or earlier terminated in accordance with the provisions of the Credit Agreement. Alcoa may make two one-year extension requests during the term of the Credit Facility, with any extension being subject to the lender consent requirements set forth in the Credit Agreement.

The Credit Facility is unsecured and amounts payable under it will rank pari passu with all other unsecured, unsubordinated indebtedness of Alcoa. Borrowings under the Credit Facility may be denominated in U.S. dollars or Euros. Loans will bear interest at (i) a base rate or (ii) a rate equal to LIBOR plus an applicable margin based on the credit ratings of Alcoa’s outstanding senior unsecured long-term debt. Based on Alcoa’s current long-term debt ratings, the applicable margin on LIBOR loans will be 0.24% per annum. Loans may be prepaid without premium or penalty, subject to customary breakage costs.

The Credit Facility replaces $3.0 billion in aggregate principal amount of revolving credit facilities maintained by Alcoa under the following credit agreements, which were terminated effective October 2, 2007: (i) $1.0 billion Five-Year Revolving Credit Agreement dated as of April 22, 2005, (ii) $1.0 billion Five-Year Revolving Credit Agreement dated as of April 23, 2004, as amended, and (iii) $1.0 billion Five-Year Revolving Credit Agreement dated as of April 25, 2003, as amended (collectively, the “Former Credit Agreements”), each among Alcoa, the lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent.

The Credit Agreement includes covenants substantially similar to those in the Former Credit Agreements, including, among others, (a) a leverage ratio, (b) limitations on Alcoa’s ability to incur liens securing indebtedness for borrowed money, (c) limitations on Alcoa’s ability to consummate a merger, consolidation or sale of all or substantially all of its assets and (d) limitations on Alcoa’s ability to change the nature of its business.

The obligation of Alcoa to pay amounts outstanding under the Credit Facility may be accelerated upon the occurrence of an “Event of Default” as defined in the Credit Agreement. Such Events of Default include, among others, (a) Alcoa’s failure to pay the principal of, or interest on, borrowings under the Credit Facility, (b) any representation or warranty of Alcoa in the Credit Agreement proving to be materially false or misleading, (c) Alcoa’s breach of any of its covenants contained in the Credit Agreement, and (d) the bankruptcy or insolvency of Alcoa.

The foregoing description of the Credit Facility is subject to, and qualified in its entirety by reference to, the full text of the Credit Agreement, which is attached hereto as Exhibit 10 and is incorporated herein by reference.

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In the ordinary course of their respective businesses, the lenders and issuers under the Credit Facility, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for Alcoa and its affiliates for which they have received, and will receive, customary fees and expenses. Certain officers and/or directors of Alcoa (Alain J. P. Belda and Franklin A. Thomas) serve as directors of Citigroup Inc., an affiliate of Citibank, N.A., the administrative agent, a lender and an issuer under the Credit Facility, and Citigroup Global Markets Inc., the joint lead arranger and joint book-running manager under the Credit Facility.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this report relating to the termination of the Former Credit Agreements is hereby incorporated by reference in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this report is hereby incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

10	Five-Year Revolving Credit Agreement, dated as of October 2, 2007, among Alcoa Inc., the Lenders and Issuers named therein, Citibank, N.A., as Administrative Agent for the Lenders and Issuers, and Barclays Bank PLC, as Syndication Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Lawrence R. Purtell
Name:	Lawrence R. Purtell
Title:	Executive Vice President and General Counsel

Date: October 5, 2007

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EXHIBIT INDEX

Exhibit No.	Description
10	Five-Year Revolving Credit Agreement, dated as of October 2, 2007, among Alcoa Inc., the Lenders and Issuers named therein, Citibank, N.A., as Administrative Agent for the Lenders and Issuers, and Barclays Bank PLC, as Syndication Agent.

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